                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED
                       MANAGEMENT AND CONSULTING AGREEMENT


         This Management and Consulting Agreement, dated June 24, 1997, as amended (this "Agreement"), between Oxford Automotive, Inc., a Michigan corporation (the "Company"), and The Oxford Investment Group, Inc., a Michigan corporation ("Consultant") is hereby amended and restated as of July 1, 2000.


                                   BACKGROUND

         A. The Company and Consultant are parties to that certain Management and Consulting Agreement dated June 24, 1997, as amended on November 24, 1997 (the "Original Agreement"). The Company and Consultant desire to amend and restate the Original Agreement in accordance with Section 11(d) of the Original Agreement to provide for amendments to Sections 1, 3, 7, and 11(a) of the Original Agreement.

         B. Consultant previously provided consulting and management services to BMG North America Limited ("BMG") pursuant to a Management and Consulting Agreement dated October 25, 1995 (the "BMG Agreement") and to Lobdell Emery Corporation ("Lobdell") pursuant to a Management and Consulting Agreement dated January 10, 1997 (the "Lobdell Agreement" and together with the BMG Agreement the "Subsidiary Agreements"). Each of BMG and Lobdell are subsidiaries of the Company.

         C. The Company desires to terminate the Subsidiary Agreements and to enter into an agreement directly with Consultant to receive various consulting and management services from Consultant for a period of at least five (5) years beginning on and after the date hereof, and Consultant is willing to terminate the Subsidiary Agreements and to provide such services to the Company.

         D. Consultant is the owner of the trademarks (the "Marks") and the federal registrations (and applications therefor) thereof listed in Schedule A, attached to this Agreement and the Company desires to use these Marks in connection with its business. Consultant will permit the Company to use the Marks subject to the terms and conditions stated below.

         NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements hereinafter set forth, the Company and Consultant agree as follows:

         SECTION 1. Services to be Rendered.

         Consultant will perform various consulting, management and advisory services on behalf of the Company with respect to all matters relating to or affecting the Company's business at its facilities at such reasonable times as the Company may request. Consultant will perform the following specific services (the "Consulting Services") upon request:

         (a) Consultant will meet with the Company's officers and/or managers regarding operations and productivity and will review treasury aspects of the Company's business;

         (b)      Consultant will attend meetings with the Company's customers;

         (c) Consultant will review with members of management of the Company the Company's financial plans and assist in analyzing the Company's strategic plans and business alternatives;

         (d) Consultant will advise and assist the Company from time to time in identifying potential Subject Companies (as defined below), will advise and assist the Company from time to time in identifying strategic alternatives for the Company including, as applicable, identifying Acquiring Companies (as defined below), and will advise and assist the Company in connection with any Acquisition Transaction or Disposition Transaction (each, as defined below); and

         (e) Consultant will render such other management and advisory services as may from time to time be agreed upon by Consultant and the Company.

         The Company acknowledges and agrees that, in the performance of the Consulting Services, Consultant is not obligated to make available to the Company any investment or business opportunities that Consultant (including its directors, officers and employees) becomes aware of in the ordinary course of its business or as a result of Consultant's affiliation with certain other entities, regardless of whether any of these entities is in the same line of business as the Company. The Company recognizes that Consultant is a merchant banking and business development company and receives substantial numbers of proposed acquisition transactions each month. The Company acknowledges the right of and consents to Consultant consummating any such transactions, in any ownership structure as Consultant deems appropriate, including offering such transaction to any affiliate, including the Company, if Consultant, in its sole and complete discretion, determines such decision is appropriate or desirable.

         For purposes of this Agreement: (a) the term "Acquisition Transaction" means any acquisition (by merger, stock purchase, tender offer or otherwise) by the Company (or a subsidiary of the Company) of another company or companies (each, a "Subject Company") or the purchase by the Company (or a subsidiary of the Company) of all or a portion of the assets, or more than 20% of the equity securities, of one or more Subject Companies; provided however, that in no event shall the term Acquisition Transaction mean any acquisition by the Company of any Subject Company for Aggregate Consideration (as defined below) of less than $2,500,000; and (b) the term Disposition Transaction means any acquisition (by merger, stock purchase, tender offer or otherwise) of the Company (or any subsidiary of the Company) by another company or companies (each, an "Acquiring Company"), or the purchase by an Acquiring Company of all or a portion of the assets, or more than 20% of the equity securities, of the Company (or a subsidiary of the Company).

         SECTION 2. Location of Services.

         It is understood that Consultant's services will be rendered largely at Bloomfield Hills, Michigan, but that Consultant will, on reasonable request, render such Consulting Services at such other places as mutually agreed upon by the Company and Consultant.

         SECTION 3. Fees.

         The Company shall pay Consultant for the Consulting Services hereunder and the License referred to in Section 5, the following cash fees:

         (a) The Company shall pay Consultant a base management fee ("Base Management Fee") of $2,000,000 annually, payable in equal monthly installments of $166,667 on or before the first (1st) day of each month on account of the prior month (with the payment for any partial month pro rated accordingly).

         (b) In addition to the Base Management Fee, the Company shall pay to Consultant the following investment banking fees:

                  (i) A fee equal to 1.0% of the Aggregate Consideration (as defined below) with respect to any Acquisition Transaction consummated with a Subject Company located in North America, such fee to be contingent upon consummation of the Acquisition Transaction and payable at the closing of such transaction;

                  (ii) A fee equal to 1.25% of the Aggregate Consideration with respect to any Acquisition Transaction consummated with a Subject Company located outside of North America, such fee to be contingent upon consummation of the Acquisition Transaction and payable at the closing of such transaction; and

                  (iii) A fee equal to 0.75% of the Aggregate Consideration (as defined below) with respect to any Disposition Transaction consummated with an Acquiring Company, such fee to be contingent upon consummation of the Disposition Transaction and payable at the closing of such transaction;

                  provided, however, that in no event shall the fee described in Sections 3b(i), (ii), or (iii) above be less than $200,000.


         (c) The Company and Consultant acknowledge that the Base Management Fee has been determined based upon the Company's current operations and both parties agree that such Base Management Fee shall be adjusted from time to time, as mutually acceptable to the Company and Consultant, to reflect the increased size and complexity of the Company's operations as a result of any Acquisition Transactions or any other transactions affecting the Company's operations.

         "Aggregate Consideration" shall mean the total proceeds and other consideration paid and to be paid (which shall be deemed to include amounts paid and to be paid into escrow) (a) with respect to an Acquisition Transaction, by the Company to a Subject Company (including any of its affiliates or holders of its securities), or (b) with respect to a Disposition Transaction, by an Acquiring Company to the Company (including any of its affiliates or holders of its securities); including, in either case: (i) cash; (ii) notes, securities and other property valued at the fair market value thereof; (iii) deferred payments or payments made in installments; (iv) amounts paid or payable under consulting agreements, agreements not to compete or similar arrangements; (v) any possible contingent payments, including payments determined by reference to the future sales, earnings or other results of the Company, the Subject Company, or the Acquiring Company, as applicable; (vi) with respect to an Acquisition Transaction, the book value of all funded debt of the Subject Company or its affiliates, the payment of which is assumed by the Company; and (vii) with respect to a Disposition Transaction, the book value of all funded debt of the Company or its affiliates, the payment of which is assumed by the Acquiring Company.

         For purposes hereof, (i) any such consideration in the form of securities which are publicly traded prior to the closing (the "Closing") of the Acquisition Transaction or the Disposition Transaction, as applicable, shall be valued at the average of their closing price for the twenty (20) trading days prior to the Closing, (ii) any such consideration in the form of securities which are not publicly traded prior to the Closing, but become publicly traded after the Closing, shall be valued at the quoted when issued price of such securities on the day prior to the Closing (if such quotes are available), and
(iii) any other consideration shall be valued at the fair market value thereof as determined in good faith by the Company and Consultant, or in the absence of agreement, by an independent arbiter mutually satisfactory to both parties. In determining the Aggregate Consideration involving deferred payments or other consideration, such consideration shall be valued at its fair market value on the date of Closing and the fee attributable thereto shall be paid at Closing.

         No fee payable to any other financial advisor or other person by the Company in connection with the subject matter of this Agreement shall reduce or otherwise affect any fee payable to Consultant hereunder.

         SECTION 4. Expenses.

         In addition to any fees that may be payable to Consultant hereunder, the Company agrees, from time to time upon request, to reimburse Consultant for Consultant's out-of-pocket expenses incurred in connection with providing the Consulting Services hereunder, including reasonable fees and disbursements of Consultant's attorneys.

         SECTION 5. Trademark License.

         Consultant hereby grants to the Company a limited-term, non-exclusive, non-transferable license ("License") to use the Marks in connection with the goods and services identified in the federal registrations (and applications therefor) referred to in Schedule A. This License is granted in accordance with the following:

         (a) This License is granted for the term of this Agreement, but may be terminated by either party upon reasonable written notice.

         (b) The Company acknowledges that Consultant is the sole and lawful owner of the Marks and their corresponding federal registrations (and applications therefor) and agrees that it will not challenge or contest Consultant's rights in and to the Marks during the term of this Agreement or at any time thereafter.

         (c) The Company agrees that all of its use of the Marks, pursuant to this Agreement, shall inure directly and solely to the benefit of Consultant as the owner of the Marks and as licensor.

         (d) The Company agrees that, for purposes of this Agreement, the method of manufacture of the products sold under the Marks, the quality of the products sold under the Marks, the quality of the services sold under the marks, and the display of the Marks shall conform to standards set by and be under the control of Consultant. The Company, as licensee, further agrees that it will not depart from the standards of quality for products and services sold under the Marks during the term of this Agreement.

         (e) The Company acknowledges that Consultant, as licensor, is entitled to inspect its manufacturing and business facilities during business hours and upon reasonable notice, during the term of this Agreement, for the sole purpose of determining whether standards of quality for the products and services are being maintained in a manner that is consistent and in keeping with the terms of this Agreement.

         (f) The Company agrees that it will not at any time apply for any registration of any copyright, trademark, service mark or other designation which would affect the ownership of the Marks licensed herein, or file any document with any governmental authority or take any action which would affect the ownership of the Marks licensed herein or aid or abet anyone in doing so.

         (g) The Company will manufacture, promote, distribute and sell products and services pursuant to this Agreement in a legal and ethical manner, in accordance with industry practices and custom, and in accordance with the intent of this Agreement.

         (h) Upon termination of this Agreement, the Company agrees to discontinue immediately all use of the Marks and shall, at the discretion of Consultant, either destroy or turn over to Consultant any materials, including brochures, containers, labels or other materials bearing the Marks.

         SECTION 6. Indemnification.

         The Company shall and hereby agrees to indemnify, defend and hold harmless Consultant and its affiliates, the respective directors, officers, agents and employees of Consultant and its affiliates and each other person, if any, controlling Consultant or any of its affiliates, to the full extent lawful, from and against any and all liabilities or claims arising out of or in connection with Consultant's performance of its duties and obligations hereunder, and will reimburse Consultant and any other party entitled to be indemnified hereunder for all expenses (including attorneys' fees) as they are incurred by Consultant or any other such indemnified party in connection with investigating, preparing or defending any such action or claim. The Company will not, however, be responsible for any liabilities or claims which are finally judicially or otherwise determined to have resulted primarily from Consultant's willful misconduct or gross negligence. The foregoing provisions shall be in addition to any rights that Consultant or any indemnified party may have at common law or otherwise, including, but not limited to, any right to contribution.

         The Company further agrees that it will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Consultant or any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Consultant and each other indemnified party hereunder from all liability arising out of such claim, action, suit or proceeding.

         The provisions of this Section 6 shall survive the termination of this Agreement.

         SECTION 7. Term.

         This Agreement will be for the period commencing on the date hereof and terminating on December 31, 2005 ("Terminate Date"), provided, however, that either party shall have given written notice to the other, not later than six
(6) months prior to the Termination Date, of its intention to terminate, otherwise this Agreement will continue for additional one (1) year periods thereafter. A party shall give notice of intent to terminate, during any such one (1) year period, not later than December 1 of each such year in which event this Agreement will terminate on December 31 of such year.

         SECTION 8. Status of Consultant.

         This contract calls for the performance of the services of Consultant as an independent contractor with control over and responsibility for its own operations and employees, and neither Consultant nor its employees will be considered officers, employees or agents of the Company for any purpose.

         SECTION 9. Confidentiality.

         During the term of this Agreement, Consultant shall not and shall not permit any of its agents or employees to use or disclose to any person or organization, except as required by law or under court order, any trade secrets or other confidential information relating to the Company that Consultant may acquire during the performance of its services without the prior written consent of the Company. However, the foregoing restrictions shall not apply to the extent that such information (i) is publicly available or became publicly available through an action or fault of Consultant, (ii) was already in Consultant's possession or known to Consultant prior to being disclosed or provided to Consultant by the Company, or (iii) was or is obtained by the Company from a third party which is not otherwise bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information.

         SECTION 10. Disputes.

Any dispute or claim involving this Agreement shall be exclusively resolved by arbitration conducted in accordance with the Rules of the American Arbitration Association ("AAA") as specified below. Any dispute or claim shall be deemed waived unless arbitration is demanded within ninety (90) days of the occurrence giving rise to the dispute or claim. All arbitrations shall be conducted by a single arbitrator selected from the commercial panel of the Detroit office of AAA. Arbitrations shall be conducted in Oakland County, Michigan, unless the Company and Consultant otherwise agree in writing. All arbitrations shall comply with the following procedures:

         (a) The arbitration proceeding shall be limited to presentations by each party of written argument and exhibits of not more than thirty (30) pages. Each party shall have two (2) hours to present its position, and the arbitrator shall render his or her written decision within fifteen (15) days of the conclusion of the proceeding;

         (b)      Any arbitration proceeding shall be commenced within thirty
                  (30) days of the date in which a party files a claim for arbitration with AAA. Each party shall serve copies of all correspondence, filings or submissions upon all other parties at the same time originally made;

         (c) The arbitrator shall have no authority to change any provision of this Agreement; the arbitrator's sole authority shall be to interpret or apply the provisions of this Agreement; and

         (d) The decision of the arbitrator shall be final and binding, and judgment shall enter on the arbitrator's findings in a court of competent jurisdiction in accordance with MCLA ss. 600.5001, et seq., MSA ss. 27A.5001, et seq.

         SECTION 11. Miscellaneous.

         (a) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be by personal delivery or by mail, addressed to the Company, at 1250 Stephenson Highway, Troy, Michigan 48083 and addressed to Consultant at 40900 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The addresses so indicated for any party may be changed by similar written notice.

         (b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be treated as an original but all of which, collectively, shall constitute a single instrument.

         (c) Construction. This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to its rules regarding choice of law. The titles of the Sections have been inserted as a matter of convenience and reference only and shall not control or affect the meaning or construction of this Agreement.

         (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all other agreements or arrangements, oral and written, between the parties hereto relating to the matters set forth herein. No representations, inducement, agreement, amendment, promise or understanding will have any force or effect unless the same is in writing and validly executed by the parties hereto. Notwithstanding the forgoing, Schedule A may be modified from time to time by Consultant to reflect any additional Marks that shall be subject to this Agreement and the registrations (and applications therefor) relating to such Marks.

         (e) Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other party.


                      [this space intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


                                      OXFORD AUTOMOTIVE, INC.


                                      By:   /s/ Steven M. Abelman
                                         ----------------------------------

                                      Its:  President and CEO
                                          ---------------------------------


                                      THE OXFORD INVESTMENT GROUP, INC.


                                      By:   /s/ Selwyn Isakow
                                         ----------------------------------

                                      Its:  Chairman
                                          ---------------------------------

                                   SCHEDULE A


                            (AS AMENDED July 1, 2000)

      MARK                       COUNTRY                      APPLICATION SERIAL NO.       REGISTRATION NO.
      ----                       -------                     -----------------------       ----------------
OXFORD AUTOMOTIVE                United States                    75/270,834

OXFORD AUTOMOTIVE                United States                    75/270,833
  and Design

OXFORD AUTOMOTIVE                Canada                           857,709

OXFORD AUTOMOTIVE                Canada                           857,708
  and Design

OXFORD AUTOMOTIVE                Mexico (English)                 309501                       561907
(Int'l Cl. 6)

OXFORD AUTOMOTIVE                Mexico (English)                 309503                       564291
  and Design  (Int'l Cl. 6)

OXFORD AUTOMOTIVE                Mexico (English)                 309502
(Int'l Cl. 42)

OXFORD AUTOMOTIVE                Mexico (English)                 309504                       564292
  and Design  (Int'l Cl. 42)

OXFORD AUTOMOTRIZ                Mexico (Spanish)                 310728                       564839
(Int'l Cl. 6)

OXFORD AUTOMOTRIZ                Mexico (Spanish)                 310729
(Int'l Cl. 42)

OXFORD AUTOMOTRIZ                Mexico (Spanish)                 310730                       564484
  and Design  (Int'l Cl. 6)

OXFORD AUTOMOTRIZ                Mexico (Spanish)                 310731                       565433
  and Design  (Int'l Cl. 42)

OXFORD AUTOMOTIVE                France                           97/696967                    97 696 967

OXFORD AUTOMOTIVE                France                           97/696966                    97 696 966
  and Design

OXFORD AUTOMOTIVE                Germany                          397 47 065.7                 397 47 065

OXFORD AUTOMOTIVE                Germany                          397 47 066.5                 397 47 066
  and Design


     MARK                           COUNTRY                APPLICATION SERIAL NO.              REGISTRATION NO.
     ----                           -------                ----------------------              ----------------
OXFORD AUTOMOTIVE                   Spain                         2.116.950
(Int'l Cl. 6)

OXFORD AUTOMOTIVE                   Spain                         2.116.952
  and Design  (Int'l Cl. 6)

OXFORD AUTOMOTIVE                   Spain                         2.116.951
(Int'l Cl. 42)

OXFORD AUTOMOTIVE                   Spain                         2.116.953
  and Design  (Int'l Cl. 42)

OXFORD AUTOMOTIVE                   United Kingdom                2147070
and OXFORD AUTOMOTIVE
and Design

OXFORD AUTOMOTIVE                   Italy                         TO97C002601

OXFORD AUTOMOTIVE                   Italy                         TO97C002600
  and Design

OXFORD AUTOMOTIVE                   Denmark                       0222/1999

OXFORD AUTOMOTIVE                   Denmark                       02223/1999
  and Design

OXFORD AUTOMOTIVE                   Venezuela                     16000-98

OXFORD AUTOMOTRIZ                   Venezuela                     15999-98























                                      A-2